FOR IMMEDIATE RELEASE

       ACCELIO CORPORATION CONFIRMS RECEIPT OF UNSOLICITED OPEN TEXT OFFER

Ottawa, ON, December 17, 2001 - Accelio Corporation, (NASDAQ: ACLO, TSE: LIO), a leading global provider of Web-enabled business process solutions, today confirmed that Open Text Corporation (NASDAQ: OTEX - news; TSE: OTC - news) has indicated its intention to make an offer to acquire all of the outstanding common shares of Accelio Corporation for a cash price of Cdn. $2.75 per share, or Cdn. $68.5 million on a fully-diluted basis.

"This unsolicited offer will be reviewed by the board of directors today, after which further information will be provided," said A. Kevin Francis, president and chief executive officer, Accelio Corporation. "I urge all shareholders of Accelio to defer making a decision as to whether they will tender their shares pursuant to the take-over bid until the board makes its formal recommendation as to the merits of the bid."

The intention to make an offer was communicated to Accelio Corporation late Friday afternoon, December 14, 2001. The Accelio board of directors will meet today to commence its review of the offer.

About Accelio

Accelio Corporation (formerly JetForm Corporation) is a leading global provider of Web-enabled business process solutions, headquartered in Canada. Accelio helps organizations to gain sustainable advantage by extending and accelerating their core business processes. The Accelio family of integrated software solutions empower organizations to capture, integrate and present strategically relevant information for employees, partners and customers -- enabling them to work smarter and more productively.

With fiscal 2000 revenues of over $100 million, and in business since 1982, the Accelio global distribution network spans every continent, with more than 8.5 million users worldwide. Accelio customers are Global 2000 organizations in the financial services, banking, manufacturing, utilities and public sectors. For more information on Accelio, visit: www.accelio.com.

Accelio and the Accelio logo are trademarks of Accelio Corporation. Other product and company names herein may be trademarks of registered trademarks of their respective owners.


For more information:

Susanne Gossage                  Eileen Foley                     Nicola Clarke McIsaac
BenchMark Porter Novelli         Accelio Public Relations         Accelio Investor Relations
416-422-7196                     613-751-4800 ext. 5273           905-947-8485 ext. 3218
sgossage@bmporternovelli.com     efoley@accelio.com               nclarke@accelio.com